Exhibit 99.1

Media Contacts:	Addy Apesos
Rollins Inc.
404.888.2318

Sarah Robinson
Rollins Inc.
404.888.2917

Orkin Establishes First Franchise in South America

Pest control leader expands to the Republic of Chile

ATLANTA, August 6, 2012 — Rollins Inc., a nationwide consumer services company (NYSE: ROL), announced today that the company, through its wholly-owned subsidiary Orkin, has established its 22nd international franchise in Santiago, Chile, the first South American franchise for the company.

“We are proud to bring Orkin services to South America, and especially to Santiago, Chile, the country’s capital and largest city,” said Tom Luczynski, Orkin vice president of U.S. and international development and franchising. “There is a wide variety of climates throughout Chile, from one of the world’s driest deserts to subtropical climates. Each creates unique pest problems throughout the year, so customers will benefit from Orkin’s experience.”

Orkin Santiago Chile will offer commercial, residential and termite pest control services. The franchise owner is Jaime Marquez Politeo.

“I am proud to be part of the Orkin team and represent Orkin in Santiago,” said Marquez.

He has worked in the pest control industry for several years and currently operates a wholesale distribution company. He will travel to Atlanta, Orkin’s U.S. headquarters, for initial training at the company’s award-winning training center next month.

About Orkin, LLC

Founded in 1901, Atlanta-based Orkin is an industry leader in essential pest control services and protection against termite damage, rodents and insects in the United States, Canada, Europe, South America, Central America, the Middle East, the Caribbean, Asia, the Mediterranean and Africa. With more than 400 locations, Orkin’s almost 8,000 employees serve approximately 1.7 million customers. The company serves homeowners and numerous industries, including food and beverage processing, foodservice, hospitality, healthcare, retail, warehousing, property/facilities management, schools and institutions. Orkin is proud to be recognized by the National Pest Management Association as a QualityPro and GreenPro-certified company, addressing not only our customer’s pest control needs, but also their concern for protecting the environment. Learn more about Orkin at http://orkin.com. Orkin is a wholly-owned subsidiary of Rollins Inc. (NYSE: ROL).

About Rollins

Rollins Inc. is a premier North American consumer and commercial services company. Through its wholly owned subsidiaries, Orkin LLC, Orkin Canada, HomeTeam Pest Defense, Western Pest Services, The Industrial Fumigant Company, Waltham Services LLC, Crane Pest Control and Trutech LLC, the company provides essential pest control services and protection against termite damage, rodents and insects to more than 2 million customers in the United States, Canada, Central America, South America, the Caribbean, the Middle East, Asia, the Mediterranean, Europe, Africa and Mexico from more than 500 locations. You can learn more about our subsidiaries by visiting our web sites at http://orkin.com, http://orkincanada.ca, http://pestdefense.com, http://westernpest.com, http://indfumco.com, http://walthamservices.com, http://cranepestcontrol.com, http://trutechinc.com and http://rollins.com. You can also find this and other news releases at http://rollins.com by accessing the news releases button.

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